                                                                      EXHIBIT 12

                                 AMR CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

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


                                                 1995         1996        1997       1998         1999
                                               --------     --------    --------    --------    --------
Earnings:
   Earnings (Loss) from continuing
   operations before income taxes and
   extraordinary loss                          $    (44)    $  1,295    $  1,336    $  1,883    $  1,006

   Add:  Total fixed charges (per below)          1,489        1,281       1,166       1,117       1,227

   Less:  Interest capitalized                       14           10          20         104         118
                                               --------     --------    --------    --------    --------
      Total earnings                           $  1,431     $  2,566    $  2,482    $  2,896    $  2,115
                                               ========     ========    ========    ========    ========

Fixed charges:
   Interest                                    $    683     $    514    $    420    $    369    $    383

   Portion on rental expense representative
   of the interest factor                           797          763         744         743         832

   Amortization of debt expense                       9            4           2           5          12
                                               --------     --------    --------    --------    --------
      Total fixed charges                      $  1,489     $  1,281       1,166       1,117       1,227
                                               ========     ========    ========    ========    ========

Ratio of earnings to fixed charges                 0.96         2.00        2.13        2.59        1.72
                                               ========     ========    ========    ========    ========
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